Exhibit 99.1

FOR IMMEDIATE RELEASE

January 13, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

Cloud Peak Energy Announces Production Results

Gillette, WY, January 13, 2010 — Cloud Peak Energy Inc. (NYSE:CLD) submitted to Rio Tinto plc on behalf of Cloud Peak Energy Resources LLC, pursuant to their Master Separation Agreement, a report of the coal production for its four mines as follow:

Production (‘000 short tons)

	CPE Resources LLC	4Q	1Q	2Q	3Q	4Q	Year	Year
Mine	Interest	2008	2009	2009	2009	2009	2008	2009
Antelope	100%	9,024	8,021	8,597	8,882	8,523	35,794	34,023
Cordero Rojo	100%	10,288	9,807	8,364	10,567	10,600	40,033	39,338
Spring Creek	100%	4,792	4,315	4,841	4,685	3,834	17,928	17,675
Decker*	50%	735	591	557	649	496	3,230	2,293
Total Production		24,839	22,734	22,359	24,783	23,453	96,985	93,329

*Production for Decker represents only the 50% interest held by Cloud Peak Energy Resources LLC

About Cloud Peak Energy

Cloud Peak Energy (NYSE:CLD) is headquartered in Wyoming and is the third largest coal producer in the United States.  As one of the safest coal producers in the nation, Cloud Peak Energy Inc. specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the Powder River Basin, the lowest cost coal producing region in the nation among major coal producing regions.  The Antelope Mine and Cordero Rojo Mine are located in Wyoming and the Spring Creek Mine is located near Decker, Montana.

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505 South Gillette Avenue • PO Box 3009 • Gillette, WY  82717-3009

Phone:  (307) 687-6000 • Fax:  (307) 687-6015